EXHIBIT 4

                         Form of Variable Annuity Rider


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                  GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

Notwithstanding any provision in the policy to the contrary, this rider becomes a part of the policy to which it is attached. Rider provisions will prevail over any policy provisions that may be in conflict. All policy provisions that do not conflict will apply to this rider, including charges, fees, and fixed account limitations. Terms not defined in this rider have the same meaning as those in the policy.

Subject to the terms and conditions stated below, this rider provides a withdrawal benefit that guarantees a series of annualized withdrawals from the policy, regardless of the policy value, until your death or the death of the last surviving Covered Person.

DEFINITIONS

Benefit phases are defined as:
     o Inactive Phase. The period of time when this rider is inactive. The owner chooses when to end the Inactive Phase, but it cannot end before the Youngest Age 50.
     o Accumulation Phase. The period of time between the Rider Activation Date and the first date of the Withdrawal Phase.
     o Withdrawal Phase. The period of time beginning with the occurrence of the first withdrawal as outlined in the Withdrawal Phase section of this rider.
     o Guaranteed Phase. The period of time during which Lifetime Withdrawal Benefit Amount payments continue to be made, although the policy value has been reduced to zero.

Benefit Base. The amount used in conjunction with the Lifetime Distribution Factor to determine the Lifetime Withdrawal Benefit Amount.


Covered Person(s) means:
     o    The owner(s) of the policy or;
     o The annuitant(s) if the owner of the policy is a non-natural person, such as a trust or;
     o The spouses at the time the joint spousal option is selected. Once the joint spousal option is activated, no changes to the Covered Persons will be permitted.

Excess Withdrawal. The portion of any withdrawal taken during the Withdrawal Phase that makes the total of all withdrawals in a Rider Year exceed the Lifetime Withdrawal Benefit Amount in that Rider Year.

Lifetime Withdrawal Benefit Amount (LWBA). The maximum amount that can be withdrawn under this rider during a Rider Year without reducing the Benefit Base.

Maximum Anniversary Policy Value. The highest policy value on any policy anniversary during the 10-year period after the later of the Rider Activation Date or the most recent reset date.

Monthly Anniversary.  The same date in a succeeding month as the policy date.

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Premium Accumulation Value. The sum of premiums paid accumulated at an annual compound rate of interest for a 10-year period during the Accumulation Phase beginning with the later of the Rider Activation Date or the most recent reset date. The rate of interest is:
     o    5% for the Rider Year in which no withdrawal is taken
     o    0% for the Rider Year in which a withdrawal is taken

     The initial Premium Accumulation Value is determined as follows:
     o If the Rider Activation Date is the same as the policy date, it is equal to the initial premium.
     o If the Rider Activation Date is after the policy date, it is equal to the policy value as of the Rider Activation Date.

Remaining Balance. The most recently determined Benefit Base minus the sum of all withdrawals made since the later of the beginning of the Withdrawal Phase or the most recent step-up of the Benefit Base. The Remaining Balance will never be less than zero.

Rider Activation Date. The end of the Inactive Phase and the beginning of the Accumulation Phase or the Withdrawal Phase. It must coincide with a Monthly Anniversary and cannot occur before the Youngest Age 50.

Rider Year. For the first Rider Year, the period of time from the Rider Activation Date to the next policy anniversary. Subsequent Rider Years will coincide with policy years.

RMD. The required minimum distribution amount as defined by Internal Revenue Code Section 401(a)(9) and related Code provisions. It is based on the previous year-end policy value of only the policy to which this rider is attached, including the present value of additional benefits provided under the policy and any other riders attached to the policy to the extent required to be taken into account under IRS guidance.

Youngest Age.  The attained age of the youngest Covered Person.



                                 INACTIVE PHASE

The following apply during the Inactive Phase:
     o    No charges for the rider will be deducted from the policy value.
     o No restrictions are imposed on withdrawals other than those provided by the base policy.
     o No restrictions are imposed on asset allocations other than those provided by the base policy.
     o No determinations are made of Premium Accumulation Value, Maximum Anniversary Policy Value, or Benefit Base as they apply to the benefits and provisions of this rider.

The end of the Inactive Phase coincides with the Rider Activation Date.

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                               ACTIVATION OF RIDER

RIDER ACTIVATION DATE

This rider will be activated on the Monthly Anniversary following our receipt of the properly completed service forms, but no earlier than the Youngest Age 50.

Any policy loan balance, as allowed by the policy or other riders, must be repaid prior to the Rider Activation Date. Once this rider is activated, no policy loans may be taken.

RIDER CHARGE

The monthly charge for this rider is listed on the policy specifications page and is stated as a percentage that is multiplied by the policy value. The charge will be deducted from the policy value on each Monthly Anniversary beginning with the Rider Activation Date. The charges for the base policy, this rider, and any other riders will be deducted on a pro-rata basis from all subaccounts within the asset allocation model you have selected.

The rider charge is subject to change upon Rider Activation Date, rider anniversary, or upon reset as described in the Reset Feature section below. The rider charge will not exceed the maximum listed on the policy specifications page. The rider charge will not be deducted after the policy value reduces to zero or if the rider is terminated.

ASSET ALLOCATION

Beginning on the Rider Activation Date, this rider limits individual transfers and future premium allocations, as otherwise permitted in the policy. By activating this rider, you agree that your policy value will be invested in one of certain allowable allocation models while this rider is active, and you agree to a rebalancing schedule. Total transfers from one allowable allocation model to another allowable allocation model may be made.

Premium payments made during the Accumulation Phase and Withdrawal Phase will be credited proportionally to the subaccounts contained in the asset allocation model. All withdrawals will be deducted proportionally from the subaccounts contained in the asset allocation model.

We have the right to discontinue access to an allocation model. If an allocation model is to be discontinued, we will notify you within 30 days prior to the change. We will transfer all funds from the discontinued allocation model to a default model as specified in the notice.

CONTINUATION OF RIDER BY SURVIVING SPOUSE FOR SINGLE LIFE OPTION

This section applies only to policies issued as non-qualified, or to policies issued as traditional, SEP, SIMPLE, or Roth IRA's. This section does not apply to policies issued under qualified plans as established by the applicable provisions of Internal Revenue Code Sections 401, 403(b), and 457.

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     1.   If the Covered Person dies during the Accumulation Phase of this rider and if the surviving spouse of the deceased Covered Person elects to continue the policy in accordance with its terms, the surviving spouse may elect to add this rider for his or her life.
          a. If the surviving spouse has not reached attained age 50, the rider will become inactive and will enter the Inactive Phase
          b. If the surviving spouse has reached attained age 50, the rider will continue in the Accumulation Phase and the Premium Accumulation Value and Maximum Anniversary Value will be set equal to the policy value. The charge for the rider will equal the charge in effect for new issues of the same rider and will not exceed the maximum charge as stated on the policy specifications page.
     2. If the Covered Person dies during the Withdrawal Phase, and if the surviving spouse of the deceased Covered Person elects to continue the policy in accordance with its terms, the surviving spouse may continue this rider. Total annual withdrawals, not to exceed the LWBA in effect on the date of the Covered Person's death will be allowed until such time that the Remaining Balance is reduced to zero. No step-up of the Benefit Base is available after the Covered Person's death.

                               ACCUMULATION PHASE
RESET FEATURE

On each policy anniversary during the Accumulation Phase, the Premium Accumulation Value will be reset to the policy value, if it is greater.

At the time of a reset:
     1.   A new 10-year period begins for:
          a.   Premium Accumulation Value; and,
          b. Comparison of anniversary policy values to determine the Maximum Anniversary Policy Value.
     2. The charge for the rider will equal the charge in effect for new issues of the same rider.
     3. If the charge increases, we will notify you within 30 days prior to the policy anniversary. The charge for the rider will be specified in the notice and will not exceed the maximum charge as stated on the policy specifications page.
     4. You can decline the charge increase by sending us written notice no later than 10 days prior to the policy anniversary. If you decline the charge increase, the reset feature will be suspended and the charge percentage will remain unchanged for the current policy year.

On and after each reset, the provisions of this rider will apply in the same manner as they applied when the rider was originally activated. The deduction of charges, limitations on withdrawals, and any future reset options available on and after the most recent reset will again apply and will be measured from the most recent reset.

WITHDRAWALS

You are permitted one withdrawal per Rider Year during the Accumulation Phase without initiating the Withdrawal Phase. You must indicate your wish to exercise this provision at the time you request the withdrawal. The withdrawal can be no sooner than 30 days after the policy

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issue date. A second request for a withdrawal in a Rider Year will automatically transition the rider to the Withdrawal Phase as described below.

A withdrawal will reduce the Premium Accumulation Value and the Maximum Anniversary Policy Value proportionally by the amount of the withdrawal. The Premium Accumulation Value and Maximum Anniversary Policy Value after the withdrawal, respectively, will be equal to (a), minus the result of multiplying
(a) by the quotient of (b) divided by (c):

                  a - (a * (b/c))

                  where:
                  a = Premium Accumulation Value or Maximum Anniversary Policy
                      Value prior to the withdrawal;
                  b = withdrawal amount;
                  c = Policy value prior to the withdrawal

Taking a withdrawal according to this provision will reduce the annual rate of interest applicable to the Premium Accumulation Value to 0% for the Rider Year in which the withdrawal is taken.

                                WITHDRAWAL PHASE

You may choose to begin withdrawal payments no sooner than 30 days after the policy issue date, and no later than 60 days after the date we receive the properly completed service forms in our office.


BENEFIT BASE

The Benefit Base is established at the beginning of the Withdrawal Phase. It is not used to determine other benefits or features of the policy or this rider.

The initial Benefit Base equals the greatest of the following, determined at the beginning of the Withdrawal Phase:
         * Policy value
         * Premium Accumulation Value
         * Maximum Anniversary Policy Value

The Benefit Base is adjusted downward due to an Excess Withdrawal and upward due to step-up or additional premium payments.

LIFETIME WITHDRAWAL BENEFIT AMOUNT

We guarantee that you can withdraw up to the LWBA during the Withdrawal Phase, regardless of policy value, until the death of the last Covered Person. Total withdrawals in a Rider Year that do not exceed the LWBA will not be subject to withdrawal charges as provided by the base policy and any other rider issued with the base policy.

The LWBA is determined by applying the lifetime distribution factor to the Benefit Base. The lifetime distribution factor corresponds to the Youngest Age at the beginning of the Withdrawal

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Phase. The lifetime distribution factor is established from the following schedule; it never changes once it is established:

     o    4.0% - ages 50 through 54
     o    4.5% - ages 55 through 59
     o    5.0% - ages 60 through 64
     o    5.5% - ages 65 through 69
     o    6.0% - ages 70 through 74
     o    6.5% - ages 75 through 79
     o    7.0% - age 80 and older

At any time that the Benefit Base is adjusted, the LWBA is re-determined by applying the lifetime distribution factor to the adjusted Benefit Base.

You have the choice of receiving withdrawals on an annual, semi-annual, quarterly, or monthly basis. If periodic withdrawals would be or become less than $100, we will change the frequency of withdrawals to an interval that will result in a payment of at least $100.

IMPACT OF WITHDRAWALS ON BENEFIT BASE

Withdrawals taken during the Withdrawal Phase may impact the Benefit Base. Total withdrawals in a Rider Year up to the LWBA will not reduce the Benefit Base and will not impact the LWBA.

If you are required to take RMD from the policy and the RMD exceeds the LWBA, the portion of the RMD that is greater than the LWBA will not be treated as an Excess Withdrawal. Any withdrawal amount that causes total withdrawals in a Rider Year to exceed the greater of the LWBA or the RMD will be treated as an Excess Withdrawal.

At the time a withdrawal is taken, if the total withdrawals in a rider year exceed the LWBA, the excess will be considered as an Excess Withdrawal. Excess Withdrawals will proportionally reduce the Benefit Base. The proportional reduction in the Benefit Base is equal to the quotient of (x) divided by the result of subtracting (z) minus (x) from (y):

                  _____x____
                       -
                  (y - (z - x))

                  where:

                  x = Excess Withdrawal amount with respect to LWBA;
                  y = policy value immediately prior to the withdrawal; z = total amount of the current withdrawal.

A reduction in the Benefit Base will reduce the LWBA. No Excess Withdrawals will be allowed when the policy value is zero.

If an Excess Withdrawal reduces the LWBA to an amount less than $100, we will pay the Remaining Balance in a lump sum. The rider and its benefits will be terminated.

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STEP-UP OF BENEFIT BASE

On each policy anniversary during the Withdrawal Phase, we will compare the policy value to the Benefit Base. If the policy value is greater than the Benefit Base on any anniversary, we will increase the Benefit Base to equal the policy value and recalculate the LWBA, which will increase the LWBA.

ADDITIONAL PREMIUMS

Additional premium payments made during the Withdrawal Phase will:
1.       increase the policy value according to the provisions of the policy;
         and,
2.       increase the Benefit Base; and,
3. increase the LWBA.

Premium payments made during the Withdrawal Phase may not exceed $100,000 during a policy year without our prior approval. Premium payments will not be accepted if the policy value is zero.

                                GUARANTEED PHASE

If a withdrawal (including an RMD) reduces the policy value to zero and at least one Covered Person is still living, the following will apply:
a.       the monthly rider charge will no longer be deducted; and,
b. the LWBA will be provided until the death of the last surviving Covered Person under a series of pre-authorized withdrawals according to a frequency selected by the owner, but no less frequently than annually; and,
c.       no additional premiums will be accepted; and,
d.       no additional step-ups will occur; and,
e. any Remaining Balance will not be available for payment in a lump sum and may not be applied to provide payments under an annuity option; and,

f. the policy and any other riders will cease to provide any death benefits.

                                  DEATH BENEFIT

Upon the death of the last Covered Person, the beneficiary will select to receive either the Death Benefit as provided by the policy and other riders, as applicable, or the distribution of the Remaining Balance accomplished through the payment of the LWBA subject to the IRS regulations as relating to RMD until such time that the Remaining Balance is zero.

If the last surviving Covered Person dies and the policy value is zero as of the date of death, any Remaining Balance will be distributed to the Beneficiary through the payment of the LWBA until such time that the Remaining Balance is zero.
                              TERMINATION OF RIDER

Except as otherwise provided under the Continuation of Rider by Surviving Spouse for Single Life Option, this rider will terminate without value on the earliest occurrence of any of the following dates:

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     1.   the date of death of the last surviving Covered Person;
     2.   the date there is a change of owner;
     3. the date annuity payments commence under an annuity income option as described in the policy;
     4. the date an Excess Withdrawal is taken such that the LWBA is less than $100;
     5.   the date any investment restriction is violated;
     6. the date a loan is taken from the policy, as applicable, during the Accumulation Phase or the Withdrawal Phase;
     7. the date the owner(s) provide us with written notice to terminate either this rider or the policy.

If annuity payments are to commence under #3 above, at the maximum annuity date, the owner may select one of the following options:
     a. apply the policy value under an annuity income option described in the policy, or
     b. receive periodic annualized payments equal to the LWBA that would otherwise be determined at that time through a life contingent annuity.


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